Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”) is entered into as of December 15, 2014, between LNB Bancorp, Inc., an Ohio corporation (the “Company”), and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement dated as of October 25, 2010 (the “Rights Agreement”);

WHEREAS, the Company and Northwest Bancshares, Inc. (“Purchaser”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, the Company will merge with and into the Purchaser (the “Merger”), the Purchaser will continue as the surviving corporation, common shares of the Company, par value $1.00 per share (“Common Shares”), will be converted into the right to receive Purchaser common stock and cash under the terms and conditions set forth in the Merger Agreement and the directors and certain executive officers of the Company intend to enter into Voting Agreements as contemplated by the Merger Agreement (the “Voting Agreements”);

WHEREAS, Section 26 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), and subject to certain exceptions that do not apply to the amendments contemplated hereby, if the Company so directs, the Company and the Rights Agent shall, at the Company’s expense, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing the Common Shares; and

WHEREAS, on the date hereof, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein in order to render the Rights inapplicable to the Merger, the other transactions contemplated by the Merger Agreement and the Voting Agreements;

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

2. Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following to the end thereof:

“In addition, notwithstanding anything in this Agreement to the contrary, none of Northwest Bancshares, Inc., or any of its Affiliates or Associates, individually or collectively, will be an Acquiring Person solely by reason of the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the “Merger Agreement”) by and between the Company and Northwest Bancshares, Inc. (“Purchaser”), pursuant to which the Company shall be merged with and into the Purchaser, and the Purchaser shall continue as the surviving corporation (the “Merger”), the consummation of any of the other transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements contemplated by the Merger Agreement (the “Voting Agreements”).”

(b) The definition of “Beneficial Owner” and “beneficially own” in Section 1(c) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this paragraph (e) to the contrary, none of Purchaser, or any of its Affiliates or Associates, individually or collectively, will be deemed the Beneficial Owner of, or to beneficially own, any Common Shares solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements.”

(c) The definition of “Distribution Date” in Section 1(g) of the Rights Agreement is hereby amended to add the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date will be deemed to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements.”

(d) The definition of “Final Expiration Date” in Section 1(i) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“ “Final Expiration Date” shall mean the earlier of (i) the tenth anniversary of the Record Date and (ii) the Effective Time, as such term is defined in the Merger Agreement.”

(e) The definition of “Share Acquisition Date” in Section 1(n) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Share Acquisition Date will be deemed to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements.”

(f) Section 1 of the Rights Agreement is amended by adding thereto paragraph (r) which shall read as follows:

“(r) Each of “Merger Agreement”, “Purchaser”, “Merger” and “Voting Agreements” have the meanings given to such terms in the definition of “Acquiring Person” in Section 1(a).”

(g) Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no event giving rise to an adjustment pursuant to this Section 11(a)(ii) will be deemed to have occurred solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements.”

(h) Section 11(d) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no event described in this Section 11(d) or giving rise to the application of the provisions of this Section 11(d) will be deemed to have occurred, solely as a result of the approval, adoption, execution or delivery of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement, or the execution or delivery of the Voting Agreements.”

3. Notice Requirement. The Company shall give the Rights Agent written notice confirming that the Effective Time (as defined in the Merger Agreement) has occurred promptly thereafter; provided, however, that delay or failure to notify the Rights Agent of the Effective Time shall not in any way affect the time at which the Rights expire pursuant to the terms of the Rights Agreement as amended by this Amendment.

4. Effective Date. This Amendment shall become effective as of the date first written above; provided that such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.

5. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

6. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.

7. Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be made and performed entirely within such State.

8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9. Certification. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on December 15, 2014, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 26 of the Rights Agreement.

10. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LNB BANCORP, INC.

By:	/s/ Daniel E. Klimas
Name:	Daniel E. Klimas
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Michael J. Lang
Name:	Michael J. Lang
Title:	S.V.P.

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